Exhibit 23.4

              KPMG LLP

              Suite 500

              501 Riverside Avenue

              Jacksonville, FL 32202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 13, 2026, with respect to the consolidated financial statements of Regency Centers Corporation and Regency Centers, L.P., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida

February 17, 2026

             KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

             International Limited, a private English company limited by guarantee.